EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION ANNOUNCES THE HIRING OF
DAVID R. COBB AS VICE PRESIDENT — CONTROLLER
     (Fort Smith, Arkansas, March 31, 2006) — Arkansas Best Corporation (Nasdaq: ABFS) today announced that David R. Cobb will join the company as Vice President — Controller.
     Mr. Cobb was previously Vice President and Corporate Controller for Smith International, Inc., a publicly traded international oilfield service company based in Houston, Texas. Mr. Cobb brings 18 years of experience serving public companies including seven years with the public accounting firm of PricewaterhouseCoopers in Houston, Texas. Mr. Cobb is a Certified Public Accountant and graduate of Abilene Christian University.
     “As a result of his previous experience with public companies and their financial reporting and internal control requirements, David will bring knowledge and depth to Arkansas Best’s financial area,” said Judy McReynolds, Arkansas Best’s Senior Vice President, Chief Financial Officer and Treasurer. “We are pleased to have David as a part of our management team.”
     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation. For more information, please visit www.arkbest.com.

Contact:	Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200
END OF RELEASE